EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
July 17, 2026

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE second QUARTER OF 2026

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the second quarter of 2026 of $5.9 million, or $0.67 per share, compared to $4.5 million, or $0.51 per share, earned in the second quarter of 2025. For the six months ended June 30, 2026, net income for the Company totaled $11.9 million, or $1.34 per share, compared to $8.0 million, or $0.89 per share earned in the same period of 2025. The increase in earnings is primarily due to an increase in net interest income. Net interest income increased due to higher yields and average balances on investments, combined with a lower cost of funds driven by declining market rates and reduced borrowings.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Net income (in thousands)	$5,931	$4,511	$11,891	$7,954
Earnings per share - basic and diluted	$0.67	$0.51	$1.34	$0.89
Return on average assets	1.11%	0.85%	1.12%	0.75%
Return on average equity	11.24%	9.67%	11.28%	8.72%
Efficiency ratio	58.52%	64.34%	59.09%	65.34%
Net interest margin	3.18%	2.65%	3.10%	2.59%

COMPANY STOCK HIGHLIGHTS (unaudited)

As of or for the
three months ended
June 30,
Company Stock (ATLO)	2026

Closing price	$29.61
Price range	$27.38 - 32.16
Book value per common share	$24.06
Cash dividend declared	$0.24
Dividend yield	3.24%

BALANCE SHEET HIGHLIGHTS (unaudited)

	June 30,
(Dollars in thousands)	2026	2025

Assets	$2,122,898	$2,092,844
Loans receivable, net	1,250,996	1,279,644
Deposits	1,852,567	1,819,205
Stockholders' equity	213,093	193,029
Capital ratio	10.04%	9.22%

Second Quarter 2026 Results:

Second quarter 2026 loan interest income was $664 thousand higher than second quarter 2025 and was primarily due to improved yield on the loan portfolio. Interest income from investment securities increased by $1.4 million during this same period due to higher average balances and maturities reinvested at higher rates. Interest-bearing deposits with banks and federal funds sold interest income decreased by $303 thousand during this same period due to lower average balances. Deposit interest expense decreased $906 thousand during this same period due primarily to decreases in market rates. Other borrowed funds interest expense decreased $217 thousand during the same period due primarily to reduced borrowings. Second quarter 2026 net interest income totaled $16.4 million, an increase of $2.9 million, or 21.7%, compared to the same quarter a year ago. These factors were the primary contributors to the Company’s net interest margin, on a tax-equivalent basis (a non-GAAP measure), improving to 3.18% for the quarter ended June 30, 2026 as compared to 2.65% for the quarter ended June 30, 2025 and 3.01% for the quarter ended March 31, 2026.

A credit loss expense of $208 thousand was recognized in the second quarter of 2026 as compared to $108 thousand in the second quarter of 2025. Net loan charge-offs for the quarter ended June 30, 2026 totaled $255 thousand compared to net loan charge-offs of $1.1 million for the quarter ended June 30, 2025. The credit loss expense in 2026 and 2025 was primarily due to charge-offs in the commercial loan portfolio.

Noninterest income for the second quarter of 2026 totaled $2.7 million as compared to $2.6 million in the second quarter of 2025, an increase of 2.3%.

Noninterest expense for the second quarter of 2026 totaled $11.2 million compared to $10.4 million recorded in the second quarter of 2025, an increase of 7.8%. The increase reflects higher professional fees, salaries and benefits. The increase in professional fees was primarily due to $300 thousand of consultant fees for certain contract negotiations in the second quarter of 2026. The consultant fees are expected to continue throughout 2026 as negotiations are in process.  The increase in salaries and benefits was driven by anticipated bonus payouts as Company performance thresholds are met, in addition to normal increases in salaries and benefits. The efficiency ratio was 58.52% for the second quarter of 2026 as compared to 64.34% in the second quarter of 2025. The efficiency ratio continues to improve as net interest margin increases.

Income tax expense for the second quarter of 2026 totaled $1.8 million compared to $1.1 million recorded in the second quarter of 2025. The effective tax rate was 23% and 20% for the quarters ended June 30, 2026 and 2025, respectively. The increase in income tax expense and effective tax rate was primarily due to higher net income and lower New Markets Tax Credits. The final year of tax credits was 2025 for a majority of the New Markets Tax Credit projects.

Six Months 2026 Results:

For the six months ended June 30, 2026 loan interest income was $806 thousand higher than the first six months of 2025 and was primarily due to improved yield on the loan portfolio. Interest income from investment securities increased $2.6 million during this same period due to higher average balances and maturities reinvested at higher rates. Interest-bearing deposits with banks and federal funds sold interest income decreased by $485 thousand during this same period due to lower average balances. Deposit interest expense decreased $2.0 million during this same period due primarily to a decrease in market rates. Other borrowed funds interest expense decreased $551 thousand during the same period due primarily to reduced borrowings. The net interest income for the six months ended June 30, 2026 totaled $31.8 million, an increase of $5.4 million, or 20.6%, compared to the same period a year ago. These factors were the primary contributors to the Company’s net interest margin improving to 3.10% for the six months ended June 30, 2026 as compared to 2.59% for the six months ended June 30, 2025.

A credit loss benefit of ($139) thousand was recognized in the six months ended June 30, 2026 as compared to a credit loss expense of $1.1 million in the six months ended June 30, 2025. Net loan charge-offs for the six months ended June 30, 2026 totaled $223 thousand compared to net loan charge-offs of $1.2 million for the six months ended June 30, 2025. The credit loss benefit in 2026 was primarily due to a decline in loan balances. The credit loss expense in 2025 was primarily due to charge-offs in the commercial loan portfolio.

Noninterest income for the six months ended June 30, 2026 totaled $5.5 million as compared to $5.2 million in the six months ended June 30, 2025, an increase of 5.8%. The increase is primarily due to an increase in wealth management income due to growth in assets under management and an increase in estate and trust fees.

Noninterest expense for the six months ended June 30, 2026 totaled $22.0 million compared to $20.6 million recorded in the six months ended June 30, 2025, an increase of 6.9%. The increase reflects higher professional fees, salaries and benefits. The increase in professional fees was primarily due to $600 thousand of consultant fees for certain contract negotiations in the six months ended June 30, 2026. The consultant fees are expected to continue throughout 2026 as negotiations are in process.  The increase in salaries and benefits was driven by anticipated bonus payouts as Company performance thresholds are met, in addition to normal increases in salaries and benefits. The efficiency ratio was 59.09% for the six months ended June 30, 2026 as compared to 65.34% in the six months ended June 30, 2025. The efficiency ratio continues to improve as net interest margin increases.

Income tax expense for the six months ended June 30, 2026 totaled $3.5 million compared to $1.9 million recorded in the six months ended June 30, 2025. The effective tax rate was 23% and 19% for the six months ended June 30, 2026 and 2025, respectively. The lower than expected tax rate in 2026 and 2025 was primarily due to tax-exempt interest income and New Markets Tax Credits. The increase in income tax expense and effective tax rate was primarily due to higher net income and lower New Markets Tax Credits. The final year of tax credits was 2025 for a majority of the New Markets Tax Credit projects.

Balance Sheet Review:

As of June 30, 2026, total assets were $2.1 billion, an increase of $30.1 million, as compared to June 30, 2025. The increase in assets was primarily due to an increase in securities available-for-sale and interest-bearing deposits in financial institutions, partially offset by a decrease in loans receivable.

Securities available-for-sale as of June 30, 2026 increased to $695 million from $645 million as of June 30, 2025. The increase in securities available-for-sale is primarily due to purchases in excess of maturities and lower unrealized losses in the investment portfolio. The Company's investment portfolio had an expected duration of 3.2 years as of June 30, 2026. There are approximately $102 million of investments maturing within one year at an average yield of approximately 1.8%.

Net loans as of June 30, 2026 decreased to $1.25 billion as compared to $1.28 billion as of June 30, 2025, a decrease of 2.2%. The decrease was primarily due to payoffs in the commercial real estate portfolio and partially offset by an increase in the 1 to 4 family residential real estate portfolio. Substandard loans were $50.7 million and $23.5 million as of June 30, 2026 and 2025, respectively. Substandard-impaired loans were $19.1 million and $18.4 million as of June 30, 2026 and 2025, respectively. The increase in substandard loans is primarily due to one large relationship secured by 1-4 family residential properties and weakening in the multi-family portfolio as some loans are experiencing a decline in occupancy rates. The increase in substandard-impaired loans is primarily due to one agricultural operating loan relationship. Loans past due 30 days or more totaled $22.5 million as of June 30, 2026, compared to $11.8 million as of June 30, 2025. The increase is primarily related to one commercial real estate loan relationship that is being restructured and one agricultural operating loan relationship classified as substandard-impaired. There are approximately $361 million of loans maturing within one year at an average yield of approximately 5.5%.

The allowance for credit losses on June 30, 2026 totaled $17.3 million or 1.36% of loans, compared to $17.0 million, or 1.31% of loans, as of June 30, 2025. The increase in the allowance for credit losses is primarily due to an increase in specific reserves.

Deposits totaled $1.85 billion as of June 30, 2026, an increase of 1.8%, compared to $1.82 billion recorded as of June 30, 2025. The increase in deposits is primarily due to higher balances in retail and commercial checking accounts and partially offset by a decrease in time deposits. Securities sold under agreements to repurchase decreased to $30.9 million as of June 30, 2026, compared to $40.1 million as of June 30, 2025. Securities sold under agreements to repurchase and deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions.  Approximately 14% of deposits are tied to external indexes as of June 30, 2026. Deposit interest expense related to these deposits can be more volatile than other deposit products in a changing interest rate environment.

Other borrowings decreased to $16.5 million as of June 30, 2026 compared to $30.7 million as of June 30, 2025. The Company has continued to reduce borrowings as investments have matured and cash is redeployed.

The Company’s stockholders’ equity represented 10.0% of total assets as of June 30, 2026 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $213.1 million as of June 30, 2026, compared to $193.0 million as of June 30, 2025. The increase in stockholders’ equity of $20.1 million was primarily the result of a decrease in unrealized losses on the investment portfolio and retention of net income in excess of dividends.

Share Repurchase Program

For the period April 1, 2026 through June 30, 2026, under the repurchase program that was announced in August 2025, which allowed for the repurchase of 200,000 shares of common stock, the Company did not repurchase any shares. There were 165,053 shares available to be repurchased under that repurchase program as of June 30, 2026.

Cash Dividend Announcement

On May 13, 2026, the Company declared a quarterly cash dividend on common stock, payable on June 15, 2026 to stockholders of record as of June 1, 2026, equal to $0.24 per share.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust Co., Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: national, regional and local economic conditions and the impact they may have on the Company and its customers; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for credit losses as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; the imposition of tariffs and retaliatory tariffs; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2025. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	June 30,	June 30,
ASSETS	2026	2025

Cash and due from banks	$18,939	$24,148
Interest-bearing deposits in financial institutions and federal funds sold	88,305	71,063
Total cash and cash equivalents	107,244	95,211
Interest-bearing time deposits	5,182	6,918
Securities available-for-sale	695,251	644,702
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	2,652	3,166
Loans receivable, net	1,250,996	1,279,644
Loans held for sale	892	341
Bank premises and equipment, net	20,967	21,239
Accrued income receivable	12,912	12,166
Other real estate owned	-	125
Bank-owned life insurance	3,349	3,256
Deferred income taxes, net	8,157	9,949
Intangible assets, net	654	938
Goodwill	12,424	12,424
Other assets	2,218	2,765

Total assets	$2,122,898	$2,092,844

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$364,651	$309,379
Interest-bearing checking	629,244	629,728
Savings and money market	535,726	547,277
Time, $250 and over	79,768	88,692
Other time	243,178	244,129
Total deposits	1,852,567	1,819,205

Securities sold under agreements to repurchase	30,898	40,061
Other borrowings	16,452	30,652
Accrued interest payable	2,289	2,472
Accrued expenses and other liabilities	7,599	7,425
Total liabilities	1,909,805	1,899,815

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,857,220 and 8,898,689 shares as of June 30, 2026 and 2025, respectively	17,714	17,797
Additional paid-in capital	12,135	12,907
Retained earnings	203,667	188,442
Accumulated other comprehensive (loss)	(20,423)	(26,117)
Total stockholders' equity	213,093	193,029

Total liabilities and stockholders' equity	$2,122,898	$2,092,844

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Interest and dividend income:
Loans, including fees	$17,331	$16,667	$34,147	$33,341
Securities:
Taxable	4,588	3,116	8,597	5,956
Tax-exempt	410	450	832	903
Other interest and dividend income	949	1,252	1,918	2,403
Total interest and dividend income	23,278	21,485	45,494	42,603

Interest expense:
Deposits	6,481	7,387	12,816	14,806
Other borrowed funds	415	632	865	1,416
Total interest expense	6,896	8,019	13,681	16,222

Net interest income	16,382	13,466	31,813	26,381

Credit loss expense (benefit)	208	108	(139)	1,070

Net interest income after credit loss expense (benefit)	16,174	13,358	31,952	25,311

Noninterest income:
Wealth management income	1,587	1,518	3,183	2,962
Service fees	371	378	749	748
Securities gains (losses), net	-	-	(6)	-
Gain on sale of loans held for sale	155	150	295	225
Merchant and card fees	354	392	672	740
Other noninterest income	235	203	594	513
Total noninterest income	2,702	2,641	5,487	5,188

Noninterest expense:
Salaries and employee benefits	7,011	6,479	13,788	12,852
Data processing	1,522	1,456	3,014	2,808
Occupancy expenses, net	723	728	1,517	1,500
FDIC insurance assessments	246	275	486	535
Professional fees	910	540	1,680	1,025
Business development	293	311	636	683
Intangible asset amortization	68	77	137	154
New market tax credit projects amortization	17	191	34	383
Other operating expenses, net	378	306	749	686
Total noninterest expense	11,168	10,363	22,041	20,626

Income before income taxes	7,708	5,636	15,398	9,873

Provision for income taxes	1,777	1,125	3,507	1,919

Net income	$5,931	$4,511	$11,891	$7,954

Basic and diluted earnings per share	$0.67	$0.51	$1.34	$0.89

Dividends declared per share	$0.24	$-	$0.48	$0.20

Average number of shares outstanding - basic and diluted	8,857,220	8,900,515	8,857,220	8,908,904

ASSET QUALITY (unaudited)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2026	2026	2025	2025	2025

Loan risk rating by category (end of period):
Pass	$1,097,903	$1,095,929	$1,119,323	$1,118,151	$1,111,559
Watch	100,499	130,849	120,614	125,849	130,071
Special Mention	-	1,005	1,014	1,023	12,976
Substandard	50,743	34,814	42,203	29,726	23,460
Substandard - Impaired	19,132	19,574	14,620	18,819	18,355
Total Loans	1,268,277	1,282,171	1,297,774	1,293,568	1,296,421
Unallocated portfolio layer basis adjustments	26	75	145	176	194
Less allowance for credit losses	(17,307)	(17,419)	(17,697)	(17,950)	(16,971)
Loans receivable, net	$1,250,996	$1,264,827	$1,280,222	$1,275,794	$1,279,644

Nonperforming assets:
Non-accrual loans	$19,606	$20,087	$15,133	$19,342	$18,885
Accruing loans past due 90 days or more	35	35	328	174	133
Other real estate owned	-	212	204	204	125
Total nonperforming assets	$19,641	$20,334	$15,665	$19,720	$19,143

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2026	2026	2025	2025	2025

Allowance for credit losses - loans:
Beginning balance	$17,419	$17,697	$17,950	$16,971	$18,004
Credit loss expense (benefit)	143	(310)	(708)	635	75
Recoveries of loans charged-off	29	38	818	351	3
Loans charged-off	(284)	(6)	(363)	(7)	(1,111)
Ending balance	$17,307	$17,419	$17,697	$17,950	$16,971

Allowance for credit losses - unfunded commitments:
Beginning balance	$947	$984	$937	$944	$911
Credit loss expense (benefit)	65	(37)	47	(7)	33
Ending balance	$1,012	$947	$984	$937	$944

AVERAGE BALANCES AND INTEREST RATES (unaudited)

The following two tables are used to calculate the Company’s non-GAAP net interest margin on a fully taxable equivalent (FTE) basis. The first table includes the Company’s average assets and the related income to determine the average yield on earning assets. The second table includes the average liabilities and related expense to determine the average rate paid on interest-bearing liabilities. The net interest margin is equal to interest income less interest expense divided by average earning assets.

AVERAGE BALANCE SHEETS AND INTEREST RATES

	Three Months Ended June 30,

	2026			2025

	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	balance	expense	rate	balance	expense	rate
ASSETS
(dollars in thousands)
Interest-earning assets
Loans (1)
Commercial	$87,049	$1,351	6.21%	$94,535	$1,410	5.97%
Agricultural	121,601	1,920	6.32%	126,189	2,075	6.58%
Real estate	1,052,554	13,875	5.27%	1,052,915	12,951	4.92%
Consumer and other	13,488	185	5.49%	16,532	231	5.59%

Total loans (including fees)	1,274,692	17,331	5.44%	1,290,171	16,667	5.17%

Investment securities
Taxable	628,930	4,588	2.92%	567,859	3,116	2.19%
Tax-exempt (2)	70,622	519	2.94%	81,427	570	2.80%
Total investment securities	699,552	5,107	2.92%	649,286	3,686	2.27%

Interest-bearing deposits with banks and federal funds sold	97,801	949	3.88%	108,889	1,252	4.60%

Total interest-earning assets	2,072,045	$23,387	4.51%	2,048,346	$21,605	4.22%

Noninterest-earning assets	62,979			64,251

TOTAL ASSETS	$2,135,024			$2,112,597

(1) Average loan balances include nonaccrual loans, if any. Interest income collected on nonaccrual loans has been included.

(2) Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental tax rate of 21%.

AVERAGE BALANCE SHEETS AND INTEREST RATES

	Three Months Ended June 30,

	2026			2025

	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	balance	expense	rate	balance	expense	rate
LIABILITIES AND STOCKHOLDERS' EQUITY
(dollars in thousands)
Interest-bearing liabilities
Deposits
Interest-bearing checking, savings accounts and money markets	$1,197,474	$3,760	1.26%	$1,188,237	$4,268	1.44%
Time deposits	322,127	2,721	3.38%	332,652	3,119	3.75%
Total deposits	1,519,601	6,481	1.71%	1,520,889	7,387	1.94%
Other borrowed funds	52,340	415	3.17%	70,904	632	3.57%

Total interest-bearing liabilities	1,571,941	6,896	1.75%	1,591,793	8,019	2.02%

Noninterest-bearing liabilities
Noninterest-bearing checking	339,390			321,056
Other liabilities	12,568			13,077

Stockholders' equity	211,125			186,671

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,135,024			$2,112,597

Net interest income (FTE)(3)		$16,491			$13,586
Net interest spread (FTE)			2.76%			2.20%
Net interest margin (FTE)(3)			3.18%			2.65%

(3) Net interest income (FTE) is a non-GAAP financial measure.

Non-GAAP Financial Measures

This report contains references to financial measures that are not defined in GAAP. Such non-GAAP financial measures include the Company’s presentation of net interest income and net interest margin on an FTE basis. Management believes these non-GAAP financial measures are widely used in the financial institutions industry and provide useful information to both management and investors to analyze and evaluate the Company’s financial performance. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. These non-GAAP disclosures should not be considered an alternative to the Company’s GAAP results. The following table reconciles the non-GAAP financial measures of net interest income and net interest margin on an FTE basis to GAAP (dollars in thousands).

	Three Months Ended June 30,
	2026	2025
Reconciliation of net interest income and annualized net interest margin on an FTE basis to GAAP:
Net interest income (GAAP)	$16,382	$13,466
Tax-equivalent adjustment (1)	109	120
Net interest income on an FTE basis (non-GAAP)	16,491	13,586
Average interest-earning assets	$2,072,045	$2,048,346
Net interest margin on an FTE basis (non-GAAP)	3.18%	2.65%

(1) Computed on a tax-equivalent basis using an incremental federal income tax rate of 21 percent, adjusted to reflect the effect of the tax-exempt interest income associated with owning tax-exempt securities and loans.